Exhibit 10.1

NOTICE OF PERFORMANCE UNIT AWARD

under the

2008 ALBEMARLE CORPORATION INCENTIVE PLAN

This AWARD, made as of the 31st day of January, 2011, by Albemarle Corporation, a Virginia corporation (the “Company”), to              (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2008 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance Units

1.	Grant Date. Pursuant to the Plan, the Company, on January 31, 2011 (the “Grant Date”), granted Participant an Award (“Award”) in the form of Performance Units (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.	Accounts. Performance Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. The Account of Participant shall be the record of Performance Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. No Award shall be earned and Participant’s interest in the Performance Units granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

4.	Performance Criteria. Participant’s Performance Units shall be earned as soon as practicable after the end of the Measurement Period based on the following formula (to the nearest whole Performance Unit). Such Performance Units shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)	The Measurement Period is the 2011 and 2012 calendar period.

(b)	Earned Award = EBIT % of Target Units x Performance Units

(c)	Trigger = EBITDA excluding special items exceeds 5% of Net Sales.

EBIT % of Target Units. The EBIT % of Target Units is determined according to the following table (awards to be interpolated between the dollar amounts and Trigger listed below):

Cumulative EBIT target	EBIT % of Target Units

$ 1,065 million	200% of Target Units
$ 966 million	100% of Target Units
$ 898 million	34% of Target Units
Trigger	33% of Target Units
< Trigger	0%

“EBIT” is combined income of each segment before interest and taxes less corporate expenses before special items each calendar year in the Measurement Period as determined by the Company for such purpose provided, however, that in accordance with the Plan and as approved by the Committee in its sole and absolute discretion, EBIT may be adjusted to reflect extraordinary and significant events that distort current earnings.

“Cumulative EBIT” is EBIT for each calendar year in the Measurement Period added together.

“EBITDA” and “Net Sales” is the cumulative EBITDA and Net Sales for each calendar year in the Measurement Period.

For purposes of the above calculations, EBIT % of Target Units will be rounded to the nearest whole percent.

Valuation of Performance Units

5.	Value of Units. The value of each Performance Unit shall be equal to the value of one share of the Company’s common stock.

6.	Value of Stock. For purposes of this Award, the value of the Company’s common stock is the Fair Market Value (as defined in the Plan) on the date any Performance Units become vested hereunder.

Vesting of Earned Performance Units

7.	Earned Awards. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Performance Units that Participant has earned. The date as of which the Committee determines the number of Performance Units shall be the “Award Date.”

8.	Restrictions. Except as provided herein, the earned Performance Units shall remain unvested and forfeitable.

9.	Vesting. Participant’s interest in one-half of the earned Performance Units shall become vested and non-forfeitable on the Award Date and will be paid as soon as practicable thereafter. The final one-half of the earned Performance Units shall become vested and non-forfeitable as of January 1 of the first calendar year following the calendar year that contains the Award Date.

Death, Disability, Retirement and Termination by the Company for any Reason other than Cause

10.	During the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, (a) if a Participant separates from service for any reason during 2011, then the Participant’s Performance Units shall be forfeited; and (b) if a Participant separates from service during 2012 on account of death, permanent and total disability within the meaning of section 22(e)(3) of the Code (“Disability” or “Disabled”), Retirement (as defined in paragraph 14 hereof) or termination by the Company for any reason other than Cause, then, provided EBIT for 2011 is equal to or greater than $449 million, the Participant’s Performance Units shall be deemed earned under paragraph 4 above based on EBIT for 2011, 50% of the Cumulative EBIT target, and 50% of the Performance Units granted to the Participant; and any remaining Performance Units shall be forfeited. The number of Performance Units shall be determined by the Committee in its sole and absolute discretion within the limits provided in the Plan and the Performance Units shall be fully vested and payable pursuant to paragraphs 16-18 hereof.

11.	During the Vesting Period. Anything in this Notice of Award to the contrary notwithstanding, if Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than Cause and prior to the forfeiture of the Performance Units under paragraph 13, all earned Performance Units that are forfeitable shall become non-forfeitable as of the date of Participant’s death, Disability, Retirement or termination by the Company for any reason other than Cause, as the case may be.

12.	After the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, if, after the Measurement Period ends, but prior to the Award Date, Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than Cause, such Participant shall earn his Performance Units pursuant to paragraph 7 and such earned Units shall be fully vested as of the Award Date and payable pursuant to paragraphs 16-18 hereof.

13.	Forfeiture. All Performance Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates voluntarily or is terminated with Cause, except by reason of Participant’s death, Retirement, Disability, or his termination by the Company for any reason other than Cause.

14.	Retirement. Retirement means, for purposes of this Award, early, normal or delayed retirement under the terms of a qualified defined benefit retirement plan maintained by the Company.

15.	Termination for Cause. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

Payment of Awards

16.

Time of Payment. Payment of Participant’s Performance Units shall be made as soon as practicable after the Units have become non-forfeitable, but in no event later than March 15th of the calendar year after the year in which the Units become non-forfeitable.

17.	Form of Payment. The vested Performance Units shall be paid in whole shares of the Company’s common stock.

18.	Death of Participant. If Participant dies prior to the payment of his earned and vested Performance Units, an amount equal to the amount of the Participant’s non-forfeitable Performance Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary on a form filed with the Committee. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate.

19.	Taxes. The Company will withhold from Awards the number of whole shares necessary to satisfy tax-withholding requirements.

General Provisions

20.	No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of Performance Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

21.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

22.	Governing Law. This Award shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or federal courts located within the Commonwealth of Virginia.

23.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

24.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

25.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), the following rules shall apply:

(a)	If a Change in Control occurs before the Measurement Period has been completed, a portion of the Participant’s Performance Units shall be deemed earned and will be vested and paid. The number of Performance Units that will be deemed earned and vested in accordance with the prior sentence shall equal the greater of:

(1)	the target number of Performance Units granted to the individual; and

(2)	a number of Performance Units based on actual performance of the Company against the performance criteria for the Performance Units for that portion of the Measurement Period for the Performance Units elapsed up to the end of the most recently completed calendar quarter prior to the date of the Change in Control and based on target performance during the balance of such Measurement Period in accordance with the following formula:

Number of Units to be vested and paid = (QC/8) x (AP/TP) x Number of Target Units + ((8-QC)/8) x Number of Target Units

Where: QC = the number of completed calendar quarters of the performance period prior to a Change in Control.

AP = actual performance of the Company under the criteria for the Performance Units for the relevant period.

TP = target performance of the Company under the criteria for the Performance Units for the relevant period.

If a Change in Control occurs after the Measurement Period has been completed, but prior to the forfeiture of the Performance Units under paragraph 13, all earned Performance Units that are forfeitable shall become non-forfeitable as of the date of the Change in Control.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

ALBEMARLE CORPORATION

By: